                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

         Filed by the Registrant [X]
         Filed by a Party other than the Registrant [ ]
         Check the appropriate box:
         [ ] Preliminary Proxy Statement                   [ ] Confidential for Use of Commission
                                                           Only (as permitted by Rule 14a-6(e)(2))
         [X] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [ ] Soliciting Material Under Rule 14a-12

                         Alterra Healthcare Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

         (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

         (5) Total fee paid:

--------------------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

--------------------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

         (3) Filing Party:

--------------------------------------------------------------------------------

         (4) Date Filed:

--------------------------------------------------------------------------------

                         ALTERRA HEALTHCARE CORPORATION
                             10000 INNOVATION DRIVE
                           MILWAUKEE, WISCONSIN 53226
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2002
                             ---------------------

To the Stockholders of Alterra Healthcare Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the "Meeting") of Alterra Healthcare Corporation (the "Company") will be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Thursday, May 30, 2002, at 8:00 a.m., Milwaukee time, for the purpose of considering and voting upon the following matters:

          (1) To approve an amendment to our Restated Certificate of Incorporation that (a) reduces the size of our Board of Directors from nine to seven members, (b) reduces the number of directors elected by the holders of our Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock from four to three and (c) reduces the number of directors elected by the holders of the Company's Common Stock from five to four;

          (2) (a) If Proposal No. 1 shall be approved by the stockholders, to elect a board of seven directors, each to serve until the next annual meeting of the Company, four of whom are to be elected by the holders of the Company's Common Stock and three of whom are to be elected by the holders of the Company's Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock; or

               (b) If Proposal No. 1 shall not be approved by the stockholders, to elect a board of nine directors, each to serve until the next annual meeting of the Company, five of whom are to be elected by the holders of the Company's Common Stock and four of whom are to be elected by the holders of the Company's Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock; and

          (3) To transact such other business as may properly come before the Meeting.

     These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of Annual Meeting of Stockholders.

     The Board of Directors has fixed the close of business on April 26, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

     A copy of the Company's Annual Report for the year ended December 31, 2001, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this Notice.

                                          By Order of the Board of Directors,

                                          /s/ Mark W. Ohlendorf
                                          Mark W. Ohlendorf
                                          Secretary
Milwaukee, Wisconsin

April 30, 2002


ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE-PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. ADDITIONALLY, IN ORDER TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                PROXY STATEMENT
                             ---------------------

                       ANNUAL MEETING OF STOCKHOLDERS OF
                         ALTERRA HEALTHCARE CORPORATION
                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement (the "Proxy Statement") and the accompanying form of proxy are being furnished to the stockholders of Alterra Healthcare Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of its outstanding common stock, $.01 par value per share (the "Common Stock") and holders of its outstanding Series A 9.75% Cumulative Convertible Pay-In-Kind Preferred Stock (the "Series A Stock"), for use at the Annual Meeting of Stockholders of the Company (together with any adjournments or postponements thereof, the "Meeting") to be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Thursday, May 30, 2002, at 8:00 a.m., Milwaukee time. This Proxy Statement, the accompanying form of proxy and the Annual Report to Stockholders are expected to be mailed to stockholders of the Company on or about April 30, 2002.

SOLICITATION

     The expense of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without additional compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record as of the close of business on April 26, 2002 (the "Record Date") will be entitled to vote at the Meeting. Each share of outstanding Common Stock and each share of outstanding Series A Stock is entitled to one vote as follows:

          1. The affirmative vote of the holders of a majority of the outstanding shares of the Series A Stock, voting separately as a class, will be required to approve the proposed amendment to the Restated Certificate of Incorporation. Holders of Series A Stock are entitled to elect three of the seven directors nominated for election at the Annual Meeting if the proposed amendment to the Restated Certificate of Incorporation is approved and four of the nine directors nominated for election at the Annual Meeting if the proposed amendment to the Restated Certificate of Incorporation is not approved (the "Preferred Directors"). In electing these directors, such holders are entitled to one vote for each share of Series A Stock held. The Company has been advised that the holders of all of the outstanding Series A Stock intend to cause all such shares to be voted in favor of the proposed amendment to the Restated Certificate of Incorporation and in favor of all of the nominees identified as the Preferred Director nominees in this Proxy Statement.

          2. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series A Stock, voting as a single class, will be required to approve the proposed amendment to the Restated Certificate of Incorporation. Holders of Common Stock are entitled to elect four of the seven directors nominated for election at the Annual Meeting if the proposed amendment to the Restated Certificate of Incorporation is approved and five of the nine directors nominated for election at the Annual Meeting if the proposed amendment to the Related Certificate of Incorporation is not approved

     (the "At-Large Directors"). In electing these directors, such holders are entitled to one vote for each share held.

          3. On all other matters to come before the Annual Meeting, holders of Common Stock and Series A Stock, voting as a single class, are entitled to one vote for each share of Common Stock or Series A Stock held.

     As of the Record Date, there were 22,219,168 shares of Common Stock outstanding and entitled to vote and 1,322,122 Series A Stock outstanding and entitled to vote.

     The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock and Series A Stock as of the Record Date will constitute a quorum for transacting business at the Meeting. Abstentions and broker non-votes are counted towards a quorum. Provided a quorum is present at the Meeting, directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Meeting.

     All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a particular matter. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the votes cast as to any particular proposal on which the broker has expressly not voted. Broker non-votes with respect to proposals set forth in this Proxy Statement will, therefore, not be considered votes cast and, accordingly, will not affect the determination as to whether a plurality or a majority of votes cast has been obtained with respect to such matters.

REVOCABILITY OF PROXIES

     The shares of stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, such shares will be voted in favor of (FOR) (i) the proposed amendment to the Restated Certificate of Incorporation set forth as Proposal No. 1 below; (ii) each nominee for election as a director specified herein; and (iii) in the discretion of the proxy holder, as to any other matter that may properly come before the Meeting. Any person signing and mailing the proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention:
Mark W. Ohlendorf, Senior Vice President, Chief Financial Officer, Treasurer and Secretary) at its headquarters at 10000 Innovation Drive, Milwaukee, Wisconsin, 53226, or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.

            PROPOSAL 1 -- AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Board of Directors has adopted a resolution proposing and recommending that the Company's Restated Certificate of Incorporation be amended to reduce the size of the Board from nine to seven members, to reduce the number of directors elected by the holders of the Series A Stock from four to three members and to reduce the number of directors elected by the holders of the Common Stock from five to four members.

     The Certificate of Designations, Rights and Preferences of the Company's Series A Stock and Series B Stock, filed with the Delaware Secretary of State on May 30, 2000 (the "Certificate of Designation"), sets forth the rights and preferences of the holders of the Series A Stock, and under the General Corporation Law of the State of Delaware, constitutes a part of the Restated Certificate of Incorporation of the Company. Section 7(b) of the Certificate of Designation provides that, for so long as the aggregate stated value of the Series A Stock outstanding and the outstanding principal amount of the Company's Series A 9.75% Convertible Pay-In-Kind Debentures due 2007 and Series B 9.75% Convertible Pay-In-Kind Debentures due 2007 are equal to or greater than $50 million, (i) the Board of Directors of the Company shall consist of nine members; (ii) the holders of shares of Series A Stock shall have the exclusive right, voting separately as a single class, to elect four Preferred Directors of the Company; and (iii) the remaining five At-Large Directors shall be elected by the holders of the Common Stock at each meeting of stockholders held for the purpose of electing directors. The Company's Amended and Restated Bylaws (the "Bylaws") include corresponding provisions with respect to the size and composition of the Company's Board of Directors.

     The Board of Directors of the Company has adopted a resolution approving and recommending to the Company's stockholders for their approval an amendment to Section 7(b) of the Certificate of Designation providing for (i) a decrease in the size of the Board of Directors from nine members to seven members; (ii) a decrease in the number of directors elected by the holders of the Series A Stock from four directors to three directors; and (iii) a decrease in the number of directors elected by the holders of the Common Stock from five directors to four directors. As amended, Section 7(b) of the Certificate of Designation would provide as follows:

          (b) So long as shares of the Series A Preferred Stock and the Debentures, having collectively, an aggregate Stated Value (with respect to the Series A Preferred Stock) or principal amount (with respect to the Debentures), equal to or greater than Fifty Million Dollars ($50,000,000) remain outstanding, the Board of Directors shall consist of seven (7) members and the holders of shares of Series A Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class, to elect three (3) directors of the Corporation (the "Preferred Directors"), the remaining directors to be elected by the other classes of stock entitled to vote therefor (excluding the Series A Preferred Stock in accordance with Section 7(a) hereof), at each meeting of stockholders held for the purpose of electing directors. So long as holders of the Series A Preferred Stock have the right to elect the Preferred Directors, (i) any or all of the Preferred Directors may be removed by a vote of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock or by the written consent of holders of 100% of the issued and outstanding shares of Series A Preferred Stock; and (ii) any vacancies created by the removal, resignation or death of any Preferred Director may be filled by a majority vote of the remaining Preferred Directors, by a vote of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock or by the written consent of holders of 100% of the issued and outstanding shares of Series A Preferred Stock.


     The Board believes it is in the best interest of the Company to reduce the size of the Board of Directors. In January 2002, Steven L. Vick resigned as a director and executive officer of the Company in order to pursue other opportunities. Mr. Vick then served as an At-Large Director, and his resignation from the Board created a vacancy on the Board. The Board has considered filling the vacancy created by Mr. Vick's resignation, but has determined that decreasing the size of the Board would be preferable in the circumstances. The high demands the Company expects to continue to make on its directors and the significant uncertainty as to the outcome of the ongoing restructuring activities were factors the Board considered in reaching this conclusion. In addition to oversight of the Company's operations and operating initiatives, management is regularly and frequently consulting with the Board with respect to various restructuring matters. During 2001, the Board met formally on 18 occasions, and the Board and Board committees participated in numerous other conference calls and meetings. The Board and management expect this high level of Board involvement to continue in the foreseeable future and believe that a seven member Board will be more manageable than a nine person Board as the relatively smaller size will facilitate scheduling Board meetings and calls. The Board does not believe that decreasing the size of the Board will have any adverse impact on the Company. A seven member Board is large enough to allow for the inclusion of a representative group of qualified directors. In addition, the "one-director more" relationship between the number of At-Large Directors elected by the holders of the Common Stock and the number of Preferred Directors elected by the holders of the Series A Stock will be maintained. Natalie Townsend, currently a Preferred Director, has agreed to voluntarily resign from the Board effective at the Meeting (assuming approval of the proposed amendment) in order to facilitate this proposed amendment and in order to allow the number of At-Large Directors to continue to exceed the number of Preferred Directors by one.


     Approval of this proposed amendment will require the affirmative vote of the holders of (i) a majority of the outstanding shares of Series A Stock, voting separately as a single class, and (ii) the vote of a majority of the shares of outstanding Common Stock and Series A Stock, voting together as a single class, with each share of Series A Stock and each share of Common Stock representing one vote.

     The holders of all of the Series A Stock have advised the Company of their intent to vote in favor of this Proposal No. 1.

     If Proposal No. 1 is approved by the stockholders, the Board will adopt corresponding revisions to the Bylaw provisions relating to the size and composition of the Board.

     If Proposal No. 1 is not approved by the stockholders, the Board is nominating for election at the Meeting five individuals to serve as At-Large Directors and four individuals to serve as Preferred Directors.

             THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 1

                      PROPOSAL 2 -- ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board shall consist of nine members, five of whom shall be elected by the holders of the Common Stock and four of whom shall be elected by the holders of the Series A Stock. If Proposal No. 1 is approved by the stockholders at the Meeting, then the Restated Certificate of Incorporation and Bylaws will be amended to reduce the size of the Board to seven members, four of whom shall be elected by the holders of the Common Stock and three of whom shall be elected by the holders of the Series A Stock. If Proposal No. 1 is not approved, then the Board will be nominating nine individuals to fill the nine Board seats, five of whom will be At-Large Director nominees and four of whom will be Preferred Director nominees. Directors elected at the Meeting will serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

     The At-Large Director nominees of the Board and the Preferred Director nominees designated by the holders of the Series A Stock and nominated by the Board are set forth below. In the event any At-Large Director nominee is unable or declines to serve as an At-Large Director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. In the event any Preferred Director nominee is unable or declines to serve as a Preferred Director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the holders of a majority of the outstanding shares of Series A Stock as of the Record Date. If additional persons are nominated for election as At-Large Directors, then the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or who will decline to serve as a director, if elected.


AT-LARGE DIRECTOR NOMINEES             PREFERRED DIRECTOR NOMINEES
--------------------------             ---------------------------
Timothy J. Buchanan                    William E. Colson
Gene E. Burleson                       Robert Haveman
Ronald G. Geary                        Natalie K. Townsend*
Patrick F. Kennedy*                    Jerry L. Tubergen
William G. Petty, Jr.


---------------


*Mr. Kennedy and Ms. Townsend are each nominated to serve as a director if Proposal No. 1 shall not be approved by the stockholders.


NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below are the names, ages (at April 15, 2002), positions and offices held and a brief description of the business experience during the past five years of each person nominated to serve as a director of the Company.

  At-Large Director Nominees:

     Timothy J. Buchanan (age 48), a private investor, has served as a director of the Company since 1997. Mr. Buchanan served as the President of the Company from October 1997 to August 1998 and served as the Vice Chairman of the Board of the Company from August 1998 to May 2000. Mr. Buchanan served as the Chairman of the Board, Chief Executive Officer, and a director of Sterling House Corporation ("Sterling") since he co-founded Sterling with Steven Vick in 1991 until Sterling's merger with the Company in October 1997.

     Gene E. Burleson (61) has served as a director of the Company since July 1995. Mr. Burleson has served as Chairman of the Board of Mariner Post-Acute Network, Inc. ("Mariner"), a diversified provider of long-term and specialty health care services, since February 2000. Mr. Burleson served as the Chief Executive Officer and a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He served as Chairman of the Board of GranCare, Inc. ("GranCare"), a provider of long-term and specialty health care services, from January 1994 to November 1997 and as Chief Executive Officer of GranCare from December 1990 to February 1997. Mr. Burleson also currently serves on the Board of Directors of Mariner, Deckers Outdoor Corporation, a shoe manufacturer, and THCG, Inc., a specialty investment banking firm.

     Ronald G. Geary (age 54) has served as a director of the Company since May of 2001. Mr. Geary has served as a director and President of ResCare, Inc., a provider of residential, training, educational and support services to populations with special needs, since 1990 and as Chief Executive Officer since 1993. He was elected Chairman of the Board of ResCare in June 1998. Mr. Geary also serves as a director of Ventas, Inc., a real estate investment trust.


     Patrick F. Kennedy (age 50) has served as Chief Executive Officer of the Company since November of 2001 and President of the Company since January of 2002. Since 1995, Mr. Kennedy has served as Senior Vice President and as a director of Holiday Retirement Corp., a major operator of independent living retirement facilities. Mr. Kennedy is nominated to serve as an At-Large Director only if Proposal No. 1 shall not be approved by the stockholders.


     William G. Petty, Jr. (age 56) has served as a director of the Company since 1993, served as Chairman of the Board of the Company from December 1993 to May 2000 and served as Chief Executive Officer of the Company from December 1993 to April 1996. He has served as a Managing Director of Beecken, Petty & Company, the general partner of a private health care investment fund, since September 1996. Mr. Petty served as the Vice Chairman of GranCare from July 1995 to November 1997. Mr. Petty also currently serves on the Board of Directors of Mariner.

  Preferred Director Nominees:

     William E. Colson (age 60) has served as a director of the Company since 2000. Mr. Colson is a founder of Holiday Retirement Corp., a major operator of independent living retirement facilities, and has been its President and Chief Operating Officer since 1987 and its Chief Executive Officer since September 1999. Mr. Colson also serves as President and Managing General Partner of Colson & Colson Construction Co., which develops and constructs retirement communities and multi-family projects, since 1963. Mr. Colson also serves as a member of the Executive Board of the American Seniors Housing Association.

     Robert Haveman (age 54) has served as a director of the Company since 1995 and served as Vice Chairman of the Board of the Company from May 2000 to November 2000 and as President of the Company from November 2000 to January 2001. Mr. Haveman has served as Treasurer of EDP Management Corp., a privately held investment management firm, since April 1997. Mr. Haveman served as the Secretary/Treasurer of the Prince Corporation, an automotive interior trim manufacturer, from 1987 to 1997.


     Natalie Townsend (age 41) has served as a director of the Company since 2000. Ms. Townsend has served as President of TD Capital Group, the Merchant Banking Division of The Toronto-Dominion Bank, and Vice-Chair of TD Securities, Inc., the Investment Banking Division of The Toronto-Dominion Bank, since 1999. She served as managing director of TD Capital Group from 1995 to 1999. Ms. Townsend is nominated to serve as a Preferred Director only if Proposal No. 1 shall not be approved by the stockholders.


     Jerry L. Tubergen (age 48) has served as Chairman of the Board of the Company since May 2000 and has served as a director of the Company since 1995. He has served as President and Chief Executive Officer of RDV Corporation, a private investment and financial management firm, since its formation in 1991. Mr. Tubergen also currently serves on the Board of Directors of the Orlando Magic, Ltd., an NBA franchise, and Genmar Holdings, Inc., a manufacturer and marketer of motorized pleasure boats.

     There are no family relationships among any of the executive officers or directors of the Company. Upon the Company's issuance of 1,250,000 shares of Series A Stock on May 31, 2000, the holders of the Series A Stock were given the right to elect four directors to the Company's Board of Directors. No other arrangement or understanding exists between any director or director nominee and any other person pursuant to whom he or she was or is to be selected as a director or director nominee of the Company.

                           MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS

     The Board of Directors is currently comprised of Timothy J. Buchanan, Gene
E. Burleson, William E. Colson, Ronald G. Geary, Robert Haveman, William G. Petty, Jr., Natalie K. Townsend and Jerry L. Tubergen. A vacancy on the Board was created by the resignation of Steven Vick on February 15, 2002.

BOARD COMMITTEES AND MEETINGS

     During 2001, the Board met 18 times. The Board has established an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee"). The Board does not have a nominating committee. No incumbent Board member attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board which such director was eligible to attend during 2001 and (ii) the total number of meetings held by any committee of the Board upon which such director served during 2001.

     The Audit Committee is comprised of Messrs. Buchanan, Burleson and Petty. The primary functions of the Audit Committee are to: (i) recommend an accounting firm to be appointed by the Company and its independent auditors; (ii) consult with the Company's independent auditors regarding the audit plan; and (iii) determine that management placed no restrictions on the scope or implementation of the independent auditors' examination. The Audit Committee met four times in 2001.

     The Compensation Committee is comprised of Messrs. Buchanan, Geary, Haveman and Petty, with Mr. Haveman serving as Chairman. The Compensation Committee: (i) sets and approves the compensation (including salary, deferred compensation, bonuses, incentive compensation and all other types of compensation or remuneration) of the Company's executive officers; and (ii) administers the Company's 1995 Amended and Restated Incentive Compensation Plan (the "1995 Plan"). The Compensation Committee met one time in 2001.

EXECUTIVE OFFICERS

     Set forth below are the names, ages (at April 15, 2002), positions and offices held and a brief description of the business experience during the past five years of each of the Company's executive officers who are not also directors.

     Chet H. Bradeen (age 57) has served as Senior Vice President of the Company since July 2001. Prior to joining the Company, Mr. Bradeen served as Chief Executive Officer of Sun Healthcare Asia Pacific, the Asian division of a large long-term care company, from 1998 to 2001. From 1995 to 1998, Mr. Bradeen served as Chief Executive Officer of Sun Healthcare UK, the United Kingdom division of Sun Healthcare.

     Anthony R. Geonnotti, Jr. (age 43) has served as Senior Vice President of the Company since April 2000. From February 1999 to April 2000, Mr. Geonnotti served as Vice President of Construction and Development. Previously, Mr. Geonnotti served as Divisional Vice President of Development from September 1996 to February 1999.

     Patrick F. Kennedy (age 50) has served as Chief Executive Officer of the Company since November of 2001 and President of the Company since January of 2002. Since 1995, Mr. Kennedy has served as Senior Vice President and as a director of Holiday Retirement Corp., a major operator of independent living retirement facilities.

     Mark W. Ohlendorf (age 42) has served as Senior Vice President of the Company since October 1997, as Chief Financial Officer and Treasurer since November 1999 and as Secretary since July 2000. He served as the Chief Financial Officer of Sterling from April 1997 to October 1997. Mr. Ohlendorf served as Vice President, Chief Financial Officer and Treasurer of Vitas Healthcare Corporation from December 1990 to April 1997. Mr. Ohlendorf is a Certified Public Accountant.

     Andrea L. Peck (age 50) has served as Senior Vice President of the Company since May 2001. From September 2000 to May 2001, Ms. Peck served the Company as Vice President of Employee Services. Prior to joining the Company, Ms. Peck served as Senior Vice President of Human Resources -- Europe for Gorillapark.com, a technology investment management firm, from June to September 2000 and as Senior Vice President of Human Resources for Royal & Sun Alliance Corp., a property and casualty insurance company, from November 1993 to June 2000.

     Subject to the terms of employment agreements, executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected or until their death, resignation or removal.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's voting securities as of March 15, 2002, by: (i) each person known by the Company to own more than 5% of the outstanding shares of voting securities, by class; (ii) each of the Company's directors and director nominees; (iii) each of the Company's executive officers included in the Summary Compensation Table included elsewhere herein; and (iv) all of the Company's directors and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

                                                            SHARES OF COMMON     SHARES OF SERIES A
                                                           STOCK BENEFICIALLY    STOCK BENEFICIALLY
                                                                OWNED(1)              OWNED(2)
                                                          --------------------   -------------------
NAME                                                        NUMBER     PERCENT    NUMBER     PERCENT
----                                                      ----------   -------   ---------   -------
Jerry L. Tubergen(3)(4)+................................  12,868,832    40.3%    1,205,776    91.2%
Richard M. DeVos, Jr.(3)(4).............................  12,715,400    39.8     1,205,776    91.2
Robert Haveman(3)(5)+...................................  10,539,995    33.0     1,205,776    91.2
Elsa D. Prince(3)(5)....................................  10,437,367    32.7     1,205,776    91.2
The Toronto-Dominion Bank(3)(6).........................  10,701,000    32.5
HBK Investments L.P.(3)(7)..............................  10,491,250    32.1
RDVEPCO, L.L.C.(3)(8)...................................   9,716,026    30.4     1,205,776    91.2
AR Investments, Ltd.(9).................................   2,167,900     9.8
Dimensional Fund Advisors(10)...........................   1,841,400     8.3
Warburg Pincus Asset Management, Inc.(11)...............   1,263,100     5.7
Transamerica Corporation and Transamerica Investment
  Services, Inc.(12)....................................   1,149,900     5.2
Timothy J. Buchanan (13)+...............................     820,447     3.7
Steven L. Vick(14)++....................................     713,321     3.2
William E. Colson(15) (16)+.............................     563,346     2.5       116,346     8.8
Holiday Retirement 2000, LLC(3)(15).....................     560,846     2.5       116,346     8.8
Patrick F. Kennedy(16)++................................     269,500     1.2
Mark W. Ohlendorf++.....................................     209,746       *
William G. Petty, Jr.(17)+..............................     139,658       *
Gene E. Burleson(18)+...................................      48,167       *
Anthony R. Geonnotti, Jr.(19)++.........................      20,032       *
Chet H. Bradeen++.......................................           0       *
Ronald G. Geary+........................................           0       *
Andrea L. Peck++........................................           0       *
Natalie K. Townsend(20)+................................           0       *
All Executive Officers and Directors as a Group (13
  Persons)(21)..........................................  15,111,573    42.8

---------------

   + Director of the Company.


   ++ Executive officer or former executive officer of the Company. See
      "Management of the Company."


   * Less than 1%.

 (1) Information as to the beneficial ownership of Common Stock has either been furnished to the Company by or on behalf of the indicated persons or is taken from reports on file with the Securities and Exchange Commission.

 (2) Shares of Series A Cumulative Convertible Preferred Stock due May 2007 ("Series A Stock") are convertible at any time at the holder's option into shares of the Company's Common Stock. Therefore, shares listed in the "Series A Stock" column are included in the shares listed in the respective owner's "Common Stock" column.

 (3) On May 31, 2000, Alterra completed a financing transaction in which it issued $173 million of convertible debentures and Series A Stock to certain investors, including RDVEPCO, L.L.C., a Michigan limited liability company ("RDVEPCO"), the Elsa D. Prince Living Trust (the "Prince Trust"), RDV Manor Care, LLC, a Michigan limited liability company ("RDVMC"), Holiday Retirement 2000, LLC, a Washington limited liability company ("Holiday"), Group One Investors, L.L.C., a Michigan limited liability company ("Group One") and HBK Master Fund L.P., a Cayman Islands limited partnership (the "Equity Transaction"). The securities issued in the Equity Transaction included: (i) $168 million of the Company's Series A, Series B and Series C Convertible Pay-In-Kind Debentures due 2007 (collectively, the "Debentures") with an original conversion price of $4.00 per share, a 9.75% semi-annual payment-in-kind ("PIK") coupon and a seven year maturity and
     (ii) $5 million of shares of the Company's Series A Stock with an original conversion price of $4.00 per share, a 9.75% semi-annual, cumulative PIK dividend and a mandatory redemption in seven years. The Series A and the Series C Debentures and the Series A Stock are convertible at any time at the applicable holder's option into shares of Common Stock of the Company. The Series B Debentures are convertible at any time at the applicable holder's option into shares of the Company's Series B Non-Voting Participating Preferred Stock (the "Series B Stock") having rights (other than voting rights) substantially similar to the Company's Common Stock. Additional information regarding the Equity Transaction is included in "Certain Relationships and Related Transactions."

     As a part of the Equity Transaction, the Company had the option to issue to approved parties, and the investors had the option to purchase, up to an additional $29.9 million of Series B or C Debentures within 120 days of May 31, 2000. On August 10, 2000, the Company issued an additional $29.9 million of Series B Debentures to The Toronto-Dominion Bank ("Toronto-Dominion") pursuant to this option provision. Accordingly, the aggregate transaction amount of the Equity Transaction was approximately $203 million.

     As further described in the notes below, beneficial ownership information reflected in this table includes shares of Common Stock issuable upon the conversion of Series A and C Debentures and Series A Stock issued in the Equity Transaction. Pursuant to the anti-dilution provisions governing the PIK Debentures and the Series A Stock issued in the Equity Transaction, the effective conversion price for the PIK Debentures and the Series A Stock has decreased from $4.00 to $2.68 per share of Common Stock for the Series A and Series C Debentures and from $400 to $268 per share of Series B Stock for the Series B Debentures as of December 31, 2001. However, pursuant to these anti-dilution provisions, the actual conversion price for the Series A and C Debentures and the Series A stock remains at $4.00 per share and for the Series B Debentures remains at $400 per share; but upon conversion of these convertible securities the holder thereof will now also receive shares of Series B-1 Preferred Stock, in addition to Common Stock, in such amounts as to provide such holder an equity interest in the Company as though the conversion price for the Series A and C Debentures and Series A Stock on the one hand, and the Series B Debentures on the other hand, were decreased to $2.68 and $268 per share, respectively. As this table reflects beneficial ownership of the Company's voting securities (and the Series B-1 Preferred Stock is not a voting security of the Company), this table reflects conversion prices for the Series A Stock and for the Series A and C Debentures at $4.00 per share.

 (4) Based upon a Schedule 13D filed on June 12, 2000, as amended December 11, 2000, by RDV ALTCO, L.L.C., a Michigan limited liability company, RDV Corporation, a Michigan corporation, Richard M. DeVos, Jr., Daniel G. DeVos, Suzanne C. DeVos VanderWeide, Douglas L. DeVos, Jerry L. Tubergen, Elisabeth D. DeVos, Helen J. DeVos, The Richard M. and Helen J. DeVos Foundation, The Dick and Betsy DeVos Foundation, The Douglas and Maria DeVos Foundation, The Jerry L. and Marcia D. Tubergen Foundation, Windquest Group, Inc., a Michigan corporation, Buttonwood Capital, Inc., a Michigan corporation and RDV Capital Management L.P., a Delaware limited partnership (collectively, the "RDV Reporting Persons"), the RDV Reporting Persons may be deemed to beneficially own an aggregate of 12,995,576 shares of Common Stock, including 12,649,624 shares and 12,778,634 shares reflected as beneficially owned by Richard M. DeVos, Jr. and Jerry L. Tubergen, respectively. Based upon their Schedule 13D, the RDV Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 3,200,052 shares of Common Stock. Based upon their Schedule 13D, the RDV Reporting Persons, as a group may be deemed to beneficially own (i) 1,140,000 shares of Series A Stock;
     (ii) $40,722,000 Series A Debentures of the Company; (iii) $4,450,000 of the Company's 7.00% convertible subordinated debentures, due 2004 (the "7% Debentures"); and (iv) $16,000,000 of the Company's 5.25% convertible subordinated debentures, due 2002 (the "5.25% Debentures"), all of which are convertible at any time at the holders' option into 1,140,000, 10,180,500, 219,753 and 556,522 shares of the Company's Common Stock, respectively. Assuming conversion of the securities described above, the RDV Reporting Persons will have sole voting and dispositive power with respect to 3,200,052 shares of the Company's Common Stock. Certain shares reported as beneficially owned by the RDV Reporting Persons are also reported as beneficially owned by RDVEPCO and the Prince Reporting Persons (as defined below). For further information regarding the RDV Reporting Persons' beneficial ownership of the Company's Common Stock, please see the
     Schedule 13D referenced in this note. The principal business address of Richard M. DeVos, Jr. is 7575 Fulton Street East, Ada, Michigan 49355. Mr. Tubergen's principal business address is 500 Grand Bank Building, 126 Ottawa, N.W. Grand Rapids, Michigan 49503. In addition, the RDV Reporting Persons, including Richard M. DeVos, Jr. and Jerry L. Tubergen, may be deemed to beneficially own 65,776 shares of Series A Stock, as issued to RDVEPCO pursuant to a dividend on the Series A Stock on January 2, 2001, which is convertible into Common Stock.

 (5) Based upon a Schedule 13D filed on June 12, 2000, by EDP Assisted Living Properties, L.L.C., a Michigan limited liability company, Elsa D. Prince and Robert Haveman (collectively the "Prince Reporting Persons"), the Prince Reporting Persons may be deemed to beneficially own an aggregate of 10,674,583 shares of Common Stock, including 10,371,591 shares and 10,452,052 shares reflected as beneficially owned by Elsa D. Prince and Robert Haveman, respectively. Based upon their Schedule 13D, the Prince Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or direct the disposition of 525,523 shares of Common Stock. Based upon their Schedule 13D, the Prince Reporting Persons, as a group may be deemed to beneficially own (i) 1,140,000 shares of Series A Stock; (ii) $34,041,000 Series A Debentures of the Company; and (iii) $6,950,000 of 7.00% Debentures, all of which are convertible at any time at the holders' option into 1,140,000, 8,510,250, and 343,209 shares of the Company's Common Stock, respectively. Assuming conversion of the securities described above, the Prince Reporting Persons will have sole voting and dispositive power with respect to 525,523 shares of the Company's Common Stock. Certain shares reported as beneficially owned by the Prince Reporting Persons are also reported as beneficially owned by RDVEPCO and the RDV Reporting Persons. For further information regarding the Prince Reporting Persons' beneficial ownership of the Company's Common Stock, please see the Schedule 13D referenced in this note. The Prince Reporting Persons' principal business address is 190 S. River Avenue, Suite 300, Holland, Michigan 49423. In addition, the Prince Reporting Persons, including Elsa D. Prince and Robert Haveman, may be deemed to beneficially own 65,776 shares of Series A Stock, as issued to RDVEPCO pursuant to a dividend on the Series A Stock on January 2, 2001, which is convertible into Common Stock.

 (6) Pursuant to the Equity Transaction, as of August 10, 2000, Toronto-Dominion acquired $29,904,000 of Series B Debentures from the Company and $10,000,000 of Series B Debentures from other debenture holders. Pursuant to an agreement with the Company, Toronto-Dominion has the right to exchange its Series B Debentures for Series C Debentures, which are convertible into Common Stock, subject to compliance by Toronto-Dominion and its affiliates with applicable laws and regulations that restrict their holdings of voting securities. This table reflects Toronto-Dominion's beneficial ownership assuming that it exchanges all of its Series B Debentures for Series C Debentures and converts all of such Series C Debentures into shares of Common Stock. The Company understands, however, that under currently applicable regulatory provisions Toronto-Dominion is prohibited from holding in excess of five percent of the outstanding Common Stock. The Merchant Banking Division of Toronto-Dominion, TD Capital Group, manages Toronto-Dominion's investment in the Company. The principal business address of Toronto-Dominion and TD Capital Group is P.O. Box 1, TD Tower, Toronto, Ontario M5K 1A2, Canada.

 (7) HBK Master Fund L.P. ("HBK Master Fund") owns $39,729,000 in face amount of the Series C Debentures of the Company, which are convertible into shares of the Company's Common Stock. Assuming conversion of such Series C Debentures, HBK Investments L.P. ("Investments") (pursuant to Investment Management Agreements among the parties) will have sole voting power and sole dispositive power with respect to the 9,932,250 shares of the Company's Common Stock issuable to HBK Master Fund. In addition, HBK Master Fund owns 1,100 shares of Common Stock and $11,370,000 in face amount of the 6.75% Debentures of the Company due 2006, which are convertible into shares of the Company's Common Stock. Assuming conversion of such 6.75% Debentures, Investments (pursuant to Investment Management Agreements among the parties) will have sole voting power and sole dispositive power with respect to the 557,900 shares of the Company's Common Stock issuable to HBK Master Fund.

     The principal place of business of HBK Master Fund and Investments is 777 Main Street, Suite 2750, Fort Worth, Texas 76102.

 (8) Based upon a Schedule 13D filed by RDVEPCO on June 12, 2000, RDVEPCO may be deemed to beneficially own an aggregate of 9,650,250 shares of Common Stock. RDVEPCO was organized in December 1999 for the principal purpose of investing in or engaging in other financial transactions with Alterra. The principal business address of RDVEPCO is 500 Grand Bank Building, 126 Ottawa Avenue, N.W., Grand Rapids, Michigan 49503. RDVEPCO is managed by its two members, RDV ALTCO, L.L.C. and EDP Assisted Living Properties, L.L.C. For additional information regarding RDV ALTCO, L.L.C. and EDP Assisted Living Properties, L.L.C., see notes (3), (4) and (5) hereto. Based upon its Schedule 13D, RDVEPCO has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the 9,650,250 shares of Common Stock. Based upon its Schedule 13D, RDVEPCO owns
     (i) 1,140,000 shares of Series A Stock; and (ii) $34,041,000 Series A Debentures of the Company, all of which are convertible at any time at RDVEPCO's option into 1,140,000 and 8,510,250 shares of the Company's Common Stock, respectively. In addition, RDVEPCO may be deemed to beneficially own 65,776 shares of Series A Stock, as issued pursuant to a dividend on the Series A Stock on January 2, 2001, which is convertible into Common Stock. Assuming conversion of such Series A Stock and Series A Debentures, RDVEPCO will have sole voting and dispositive power with respect to 9,716,026 shares of the Company's Common Stock. Certain shares reported as beneficially owned by RDVEPCO are also reported as beneficially owned by the RDV Reporting Persons and the Prince Reporting Persons. For further information regarding RDVEPCO's beneficial ownership of the Company's Common Stock, please see the Schedule 13D referenced in this note.

 (9) Based upon a Schedule 13D filed on January 18, 2000, as amended on January 26, 2000 and February 25, 2000, by AR Investments Limited, a Cayman Islands corporation ("AR Investments"), RH Investments Limited, a Cayman Islands corporation ("RH Investments"), VXM Investments Limited, a Cayman Islands corporation ("VXM Investments"), LXB Investments Limited, a Cayman Islands corporation ("LXB Investments"), HR Investments Limited, a Cayman Islands corporation ("HR Investments"), Barry Trust, a Guernsey, Channel Islands trust, Rachel Trust, a Guernsey, Channel Islands trust, Vivian Trust, a Guernsey, Channel Islands trust, Lillian Trust, a Guernsey, Channel Islands trust, Henry Trust, a Guernsey, Channel Islands trust, The Monument Trust Company Limited, a Guernsey, Channel Islands corporation, IPC Advisors S.A.R.L., a Luxembourg corporation, LMR Investments Limited, a Cayman Islands corporation, The LMR Family Trust, a Cayman Islands Trust and Caledonian Bank & Trust Limited, a Cayman Islands corporation (collectively, the "Reporting Persons"), AR Investments, RH Investments, VXM Investments, LXB Investments, and HR Investments own an aggregate of 2,167,900 shares of Common Stock. According to the Schedule 13D, each Reporting Person may be deemed to be a beneficial owner of all 2,167,900 shares of Common Stock held by the Reporting Persons. The Reporting Persons as a group have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of the 2,167,900 shares of Common

     Stock. The principal place of business of the Reporting Persons is c/o Unsworth & Associates, Herengracht 483, 1017 BT, Amsterdam, The Netherlands.

(10) Based upon its Schedule 13G filed on February 2, 2002, Dimensional Fund Advisors Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Its principal place of business is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Dimensional Fund Advisors Inc. has sole voting power with respect to all of the shares of the Company's Common Stock held by it.

(11) Based upon its Schedule 13G filed on January 13, 1999, Warburg Pincus Asset Management, Inc. ("Warburg Pincus") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Its principal place of business is 466 Lexington Avenue, New York, New York 10017. Of the total shares of the Company's Common Stock held by Warburg Pincus, it has sole voting power with respect to only 1,034,000 of such shares.

(12) Based upon their Schedule 13G filed on February 16, 1999, as amended January 22, 2000, Transamerica Investment Services, Inc. ("TIS") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is a subsidiary of Transamerica Corporation ("Transamerica"). Transamerica's principal place of business is 600 Montgomery Street, San Francisco, California 94111, and TIS' principal place of business is 1150 Olive Street, Los Angeles, California 90015. Transamerica may be deemed to be the beneficial owner of 1,149,900 shares of the Company's Common Stock, of which 125,000 shares are owned directly by Transamerica. The remaining 1,024,900 shares of the Company's Common Stock, including 744,500 of such shares, are beneficially owned by direct and indirect subsidiaries of Transamerica. TIS is deemed to be the beneficial owner of 1,149,000 shares of the Company's Common Stock pursuant to separate arrangements whereby TIS acts as investment adviser to certain individuals and entities, including two insurance company subsidiaries of Transamerica. Each of the individuals and entities for which TIS acts as investment adviser has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities held or purchased pursuant to such arrangements.

(13) Mr. Buchanan's beneficial ownership includes (i) 154,600 shares owned beneficially by Mr. Buchanan's spouse, Meredith Gail Buchanan; (ii) 50,000 shares owned jointly with Mr. Buchanan's spouse, Meredith Gail Buchanan;
     (iii) 22,000 shares held in trust for Mr. Buchanan's children for which trusts Mr. Buchanan is sole trustee; (iv) 11,000 shares beneficially owned by The Buchanan Family Foundation of which Mr. Buchanan is the sole trustee; and (v) 47,540 shares issuable upon the exercise of options that are exercisable on or within 60 days of March 15, 2002.

(14) Mr. Vick's beneficial ownership includes (i) 674,495 shares owned jointly with Mr. Vick's spouse, Susan C. Vick; (ii) 22,000 shares held in trust for Mr. Vick's children for which trusts Mr. Vick is the sole trustee; and
     (iii) 5,700 shares beneficially owned by The Vick Foundation of which Mr. Vick is the sole trustee.

(15) Includes shares issuable upon conversion of securities held by Holiday, a limited liability company organized for the principal purpose of participating in the Equity Transaction with Alterra, which acquired 110,000 shares of Series A Stock, $1,778,000 of Series A Debentures and $3,782,000 of Series B Debentures in the Equity Transaction. The principal place of business of Holiday is 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Holiday is managed by each of William Colson, Norman Brenden, and Daniel R. Baty, each of whom may be deemed to beneficially own the shares of Common Stock and Series A Stock beneficially owned by Holiday.

(16) Mr. Kennedy's beneficial ownership includes shares issuable upon the conversion of Series C Debentures held by Holiday Retirement Consulting, LLC, which is owned by Holiday Retirement Corp. and Mr. Kennedy. Mr. Colson is an executive officer, director and shareholder of Holiday Retirement Corp., but disclaims beneficial ownership of these shares.

(17) Mr. Petty's beneficial ownership includes options to acquire 96,628 shares exercisable within 60 days of March 15, 2002.

(18) Mr. Burleson's beneficial ownership includes options to acquire 8,141 shares exercisable within 60 days of March 15, 2002.

(19) Mr. Geonnotti's beneficial ownership includes options to acquire 18,192 shares exercisable within 60 days of March 15, 2002.

(20) Ms. Townsend serves as President of TD Capital Group, the Merchant Banking Division of Toronto-Dominion. However, Ms. Townsend disclaims beneficial ownership of any shares of the Company's capital stock beneficially owned by Toronto-Dominion. See note (6) above with respect to shares beneficially owned by Toronto-Dominion.

(21) Includes options to acquire 348,856 shares exercisable within 60 days of March 15, 2002.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     Directors of the Company who are not parties to services agreements with the Company and are not employees of the Company are entitled to an annual retainer of $20,000, payable in January of each year, together with attendance fees of $1,000 and $500 per meeting for Board, Audit Committee and Compensation Committee meetings attended in person or telephonically, respectively. Members of the Special Committee of the Board formed to review matters that may involve possible conflicts of interest of other members of the Board will each be entitled to receive a supplemental fee of $25,000 for their service on this committee through the first half of 2002. Prior to 2001, directors of the Company who were not parties to services agreements with the Company and were not employees of the Company were entitled to an annual retainer of $12,000, payable in quarterly installments. In lieu of their annual retainer for the 36 month period commencing June 1, 1996, each of Messrs. Burleson, Haveman, and Tubergen were granted a non-qualified stock option pursuant to the 1995 Plan to purchase up to 12,420 shares of the Common Stock at an exercise price of $8.69 per share, such options vesting one-third on June 1, 1997, one-third on June 1, 1998 and one-third on June 1, 1999, and expiring on May 8, 2006. In October 1998, each of Messrs. Burleson, Haveman, Petty and Tubergen, each of whom were non-employee directors, were granted a non-qualified stock option pursuant to the 1995 Plan to purchase 8,000 shares of the Common Stock at an exercise price of $19.81 per share, which options vest 25% per year on each of the first, second, third and fourth anniversaries of the date of grant, subject to accelerated vesting in the event of a change in control. Directors are also entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in attending meetings of the Board of Directors.

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and non-cash compensation awarded or paid by the Company for services rendered during each of the years in the three year period ended December 31, 2001 to its Chief Executive Officer and to its other most highly compensated executive officers other than the Chief Executive Officer who are required to be included therein ("Named Executives").

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                            AWARDS(1)
                                                                                            SECURITIES
                                                                            OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR   SALARY($)   BONUS($)   COMPENSATION    OPTIONS(#)
---------------------------                   ----   ---------   --------   ------------   ------------
Patrick F. Kennedy..........................  2001         --          --           --            --
  Chief Executive Officer and                 2000         --          --           --            --
  President(2)                                1999         --          --           --            --
Steven L. Vick..............................  2001   $362,579    $150,000     $ 79,854       500,000
  Former President and                        2000    269,415     225,000           --            --
  Chief Operating Officer(3)                  1999    273,367          --           --        44,757

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                                            AWARDS(1)
                                                                                            SECURITIES
                                                                            OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR   SALARY($)   BONUS($)   COMPENSATION    OPTIONS(#)
---------------------------                   ----   ---------   --------   ------------   ------------
Chet H. Bradeen.............................  2001   $109,230    $ 55,000           --            --
  Senior VP of Operations(4)                  2000         --          --           --            --
                                              1999         --          --           --            --
Anthony R. Geonnotti, Jr....................  2001   $178,695    $ 24,153           --            --
  Senior Vice President                       2000    169,300      20,183           --        10,000
                                              1999    112,173      12,107           --            --
Mark W. Ohlendorf...........................  2001   $346,291    $160,000     $181,776       500,000
  Chief Financial Officer and                 2000    278,919     225,000           --            --
  Senior Vice President                       1999    221,743          --           --            --
Andrea L. Peck..............................  2001   $251,307    $ 17,500           --            --
  Senior VP of Employee                       2000     50,639       7,500           --            --
  Services                                    1999         --          --           --            --

---------------

(1) Represents options granted under the Company's Amended and Restated 1995 Incentive Compensation Plan (the "1995 Plan"). Generally, subject to accelerated vesting upon a change in control, one-fourth of the options become exercisable on each of the first through fourth anniversaries of the grant date, except with respect to (i) options granted to these individuals in 1998 which became exercisable 50% on the second anniversary of the grant date, 75% on the third anniversary of the grant date and 100% on the fourth anniversary of the grant date, (ii) options granted to Messrs. Vick and Ohlendorf prior to November 1, 2000, the date of their new employment agreements, all of which expired to the extent not exercised prior to January 15, 2001, and (iii) options granted to Mr. Vick, all of which, to the extent not exercised by November 30, 2000 and February 15, 2002, respectively, have expired.

(2) Mr. Kennedy was elected to the position of Chief Executive Officer on November 2, 2001 and the position of President on January 18, 2002. Mr. Kennedy's services are provided to the Company pursuant to a Consulting Services Agreement between the Company and Holiday Retirement Consulting, LLC. See "Consulting and Employment Agreements."

(3) Mr. Vick resigned as an executive officer and director of the Company in January 2002. The terms of Mr. Vick's separation arrangement with the Company are described under the caption "Consulting and Employment Agreements."

(4) Mr. Bradeen joined the Company in June 2001.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options issued to the Named Executives during 2001.

                                      NUMBER OF        PERCENT OF
                                     SECURITIES       TOTAL OPTIONS    EXERCISE
                                     UNDERLYING      GRANTED IN 2001   PRICE PER   EXPIRATION      GRANT DATE
NAME                               OPTIONS GRANTED    TO EMPLOYEES       SHARE        DATE      PRESENT VALUE(3)
----                               ---------------   ---------------   ---------   ----------   ----------------
Patrick F. Kennedy...............           --             --               --           --               --
Steven L. Vick(1)................      500,000             50%           $1.31       1/5/11         $440,000
Chet H. Bradeen..................           --             --               --           --               --
Anthony R. Geonnotti, Jr. .......           --             --               --           --               --
Mark W. Ohlendorf(2).............      500,000             50%           $1.31       1/5/11         $440,000
Andrea L. Peck...................           --             --               --           --               --

---------------

(1) Represents options granted to Mr. Vick on January 5, 2001 pursuant to his employment agreement. The options provided for three-year vesting, subject to special accelerated vesting in the event Mr. Vick's employment was terminated under certain circumstances and full vesting in the event of a "change of control" of the Company. Pursuant to Mr. Vick's separation agreement, all outstanding options granted to Mr. Vick were extinguished as of February 15, 2002.

(2) Represents options granted to Mr. Ohlendorf on January 5, 2001 pursuant to this employment agreement. The options provide for three-year vesting, subject to special accelerated vesting in the event Mr. Ohlendorf's employment is terminated under certain circumstances and full vesting in the event of a "change of control" of the Company.

(3) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Company's stock price. The following weight-averaged assumptions were made for purposes of calculating the original Grant Date Present Value for options granted by the Company: an option term of ten years, average volatility of 50%, dividend yield of 0.0%, a risk-free interest rate of 5.00%, and a projected exercise period of seven years.

2001 AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table sets forth information concerning the value of options exercised by the Named Executives during 2001 and the value at December 31, 2001 of unexercised options held by each such officer.

                                                                          NUMBER OF
                                                                         SECURITIES        VALUE OF
                                                                         UNDERLYING       UNEXERCISED
                                                                         UNEXERCISED    IN-THE-MONEY(1)
                                                NUMBER OF                  OPTIONS        OPTIONS AT
                                                 SHARES                  AT 12/31/01       12/31/01
                                               ACQUIRED ON    VALUE     EXERCISABLE/     EXERCISABLE/
NAME                                            EXERCISE     REALIZED   UNEXERCISABLE    UNEXERCISABLE
----                                           -----------   --------   -------------   ---------------
Patrick F. Kennedy...........................      --          --            --                --
Steven L. Vick...............................      --          --        --/500,000           0/0
Chet H. Bradeen..............................      --          --            --                --
Anthony R. Geonnotti, Jr.....................      --          --       15,692/11,250         0/0
Mark W. Ohlendorf............................      --          --        --/500,000           0/0
Andrea L. Peck...............................      --          --            --                --

---------------

(1) Calculated on the basis of the fair market value of the underlying securities on December 31, 2001 ($0.11 per share) minus the exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is comprised of Timothy J. Buchanan, Robert Haveman, Ronald G. Geary and William G. Petty, Jr. Mr. Buchanan served as President of the Company from October 1997 to August 1998 and as Vice Chairman of the Board from August 1998 to May 2000. Mr. Haveman served as Vice Chairman of the Board from May 2000 to November 2000 and as President of the Company from November 2000 to January 2001. Mr. Petty served as Chairman of the Board from December 1993 to May 2000 and as Chief Executive Officer of the Company from December 1993 to April 1996.

     On March 5, 2001, the Company closed on a $7.5 million Bridge Loan provided by RDVEPCO, Holiday, HBK Master Fund and Toronto Dominion. The Bridge Loan has a six-month term and bears interest at an escalating interest rate, commencing at 10% per annum for the first three months, 11% per annum for the next three months and, if the maturity of the Bridge Loan is extended, escalating by one-half of one percent for each month thereafter. The Bridge Loan is secured by first mortgages on two residences in construction, three vacant residences held for disposition and several parcels of raw land.

     At the Company's option, the six-month term of the loan was extended by an additional six months whereupon the Bridge Loan became convertible into convertible subordinated debentures of the Company having rights and terms substantially similar to the Company's Series B Debentures, but having a conversion price equal to $75 per share of Series B Stock (a Common Stock equivalent price of $0.75 per share). Pursuant to the agreements with the bridge lenders, the bridge lenders will be entitled to participate in any transaction involving the issuance by the Company of equity or equity-linked securities during the term of the Bridge Loan. In April 2002, the Bridge Loan was amended to fix the annual interest rate at 9% and to extend the maturity date to January 5, 2003

     As an inducement to make the Bridge Loan, the Company issued the bridge lenders warrants to purchase an aggregate of 60,000 shares of a newly designated class of the Company's preferred stock, the Series B-1 Non-Voting Participating Preferred Stock (the "Series B-1 Preferred Stock"), having rights and terms substantially similar to the Company's Series B preferred stock. Like the Series B preferred stock, each share of the Series B-1 Preferred Stock underlying the warrants has rights, other than voting rights, substantially similar to 100 shares of Common Stock of the Company. The five-year warrants are exercisable at a price of $75 per share for 20,000 shares of the Series B-1 Preferred Stock, $100 per share for 20,000 shares of the Series B-1 Preferred Stock and $125 per share for 20,000 shares of the Series B-1 Preferred Stock. Pursuant to the anti-dilution provisions operative in the $229.5 million of outstanding PIK Debentures and Series A Stock originally issued in the Equity Transaction, as a result of the issuance of these warrants and the Bridge Loan becoming convertible into convertible subordinated debentures due to the extension of the term of this Bridge Loan, effective as of December 31, 2001, the effective conversion price for these debentures and the Series A Stock decreased from $4.00 to $2.68 per share of Common Stock for the Series A and Series C Debentures and the Series A Stock and from $400 to $268 per share of Series B preferred stock for the Series B Debentures. The actual conversion price for the Series A and C Debentures and the Series A stock remains at $4.00 per share and for the Series B Debentures remains at $400 per share; however, upon conversion of these convertible securities the holder thereof will now also receive shares of Series B-1 Preferred Stock, in addition to Common Stock, in such amounts as to provide such holder an equity interest in the Company as though the conversion price for the Series A and C Debentures and Series A Stock on the one hand, and the Series B Debentures on the other hand, were decreased to $2.68 and $268 per share, respectively.

     Mr. Haveman, a member of the Compensation Committee, may be deemed to beneficially own an interest in RDVEPCO. See "Security Ownership of Management and Certain Beneficial Owners."

     There are no compensation committee interlocks.

CONSULTING AND EMPLOYMENT AGREEMENTS

     Consulting Services Agreement with Holiday Retirement Consulting. In November 2001, the Company entered into a Consulting Services Agreement with Holiday Retirement Consulting Services, LLC ("Holiday

Consulting"), an affiliate of Holiday Retirement Corp. Pursuant to the Consulting Services Agreement, Holiday Consulting is providing management and consulting services to the Company, including the services of Patrick F. Kennedy, the Company's Chief Executive Officer and President, as well as consulting and advisory services provided by other Holiday Consulting personnel. The Holiday Consulting Services Agreement has a seven-month initial term, subject to renewal for an additional six months upon the Company's request, and may be terminated by either party upon 30 days' notice to the other. Pursuant to this agreement, Holiday Consulting is entitled to receive a fee of $60,000 per month together with reimbursement of out-of-pocket expenses incurred by Holiday Consulting personnel in connection with this agreement. In addition, Holiday Consulting is entitled to earn a $1.5 million cash flow success fee if, during the term of this agreement, the Company is able to achieve cash flow breakeven for three consecutive calendar months (reflecting payment of all scheduled debt service, but excluding debt service on the Company's outstanding Subordinated Debentures and excluding restructuring charges). Pursuant to the Consulting Services Agreement, Holiday Consulting has agreed to refrain, during the twelve-month period following the termination of this agreement, from disclosing or utilizing confidential information of Alterra and from soliciting for employment persons employed by Alterra in a managerial position. During 2001, $120,000 of consulting fees were paid to Holiday Consulting pursuant to this agreement.


     Employment Agreement with Chet H. Bradeen. In June 2001, the Company entered into an employment agreement with Chet Bradeen with a term that expires upon the earlier of the third anniversary of the agreement or termination of employment. Pursuant to the agreement, Mr. Bradeen serves as Senior Vice President of Operations of the Company. Pursuant to the agreement, Mr. Bradeen is to receive an annual base salary of not less than $250,000, to be reviewed annually by the Board of Directors, Chief Executive Officer, President or Chief Financial Officer. Mr. Bradeen is also entitled to an incentive bonus of up to 50% of his base salary, to be determined by the Board of Directors, the Chief Executive Officer, President or Chief Operating Officer and, subject to approval by the President and Chief Operating Officer, may be granted a retention bonus, to be paid starting in December 2001. If Mr. Bradeen's employment is terminated by the Company other than for cause or by Mr. Bradeen for "good reason" (as defined in the agreement), Mr. Bradeen is entitled to (i) continue to receive payment of salary and benefits under this agreement for the remainder of the agreement term, but not to exceed twelve months and (ii) receive, within 30 days of such termination provided Mr. Bradeen shall then execute a general release for the benefit of the Company, 75% of an amount (the "Base Sum") equal to the sum of his then current annual salary, any approved but unpaid applicable bonus, the premiums for all medical and other insurance coverages and his annual automobile allowance. An additional 25% of the Base Sum will be payable at the end of the twelve months following his termination. Finally, the employment agreement provides that Mr. Bradeen will not disclose certain proprietary information belonging to the Company or, in certain circumstances, otherwise compete with the Company for a period of twelve months following his termination of employment.

     Employment Agreement with Steven L. Vick. As of November 1, 2000, the Company entered into an employment agreement with Mr. Vick with a term that expires on December 31, 2003. Pursuant to the employment agreement, Mr. Vick served the Company as Chief Operating Officer until his resignation on February 15, 2002. The employment agreement provided that Mr. Vick shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $350,000 in 2001. Pursuant to the agreement, Mr. Vick received an incentive bonus for 2000 in the amount of $125,000 and was entitled to an incentive bonus in future years based on an incentive compensation program approved by the Compensation Committee of the Board of Directors. Pursuant to a separation agreement between Mr. Vick and the Company setting forth the terms of the separation from Alterra, Mr. Vick was awarded an incentive bonus for 2001 in the amount of $150,000. Pursuant to Mr. Vick's employment agreement, Mr. Vick received a non-qualified option grant for 500,000 shares on January 5, 2001, which options were exercisable at $1.31 per share and which options vested over a three-year period, subject to special accelerated vesting in the event Mr. Vick's employment was terminated under certain circumstances and full vesting in the event of a "change of control" of the Company, as defined in the employment agreement. Pursuant to Mr. Vick's separation agreement, all outstanding options granted to Mr. Vick were extinguished as of February 15, 2002. In addition, pursuant to Mr. Vick's employment agreement, the Company awarded Mr. Vick 33,378 shares of Common Stock on January 5, 2001, which shares were

"restricted stock" under the Company's 1995 Plan and, as such, were subject to being forfeited to the Company if the executive's employment with the Company terminated under certain circumstances prior to the lapsing of such restrictions, which occurred over a three-year term (subject to certain acceleration provisions). Upon his resignation from the Company, 22,252 of Mr. Vick's restricted shares were forfeited in accordance with the terms of the restricted stock grant. During the term of his employment by the Company pursuant to this agreement, the Company agreed to nominate Mr. Vick to serve as a director of the Company. Finally, Mr. Vick's separation agreement provides that Mr. Vick will not disclose or use certain proprietary information belonging to the Company or solicit customers or certain management employees of the Company for a period of twelve months following his termination of employment.

     Employment Agreement with Mark W. Ohlendorf. As of November 1, 2000, the Company entered into an employment agreement with Mr. Ohlendorf with a term that expires on December 31, 2003. Pursuant to the employment agreement, Mr. Ohlendorf serves the Company as Chief Financial Officer. The agreement is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Ohlendorf. The employment agreement provides that Mr. Ohlendorf shall receive a base salary in an amount determined by the Board; provided, however, that in no event may such base salary be less than $325,000 in 2001, $340,000 in 2002 and $350,000 in
2003. Pursuant to the agreement, Mr. Ohlendorf received incentive bonuses for 2001 and 2000 in the amount of $160,000 and $125,000, respectively, and is entitled to an incentive bonus in future years based on an incentive compensation program approved by the Compensation Committee of the Board of Directors. Pursuant to this employment agreement, Mr. Ohlendorf received a non-qualified option grant for 500,000 shares on January 5, 2001, which options are exercisable at $1.31 per share and which options vest over a three-year period, subject to special accelerated vesting in the event Mr. Ohlendorf's employment is terminated under certain circumstances and full vesting in the event of a "change of control" of the Company, as defined in the employment agreement. In addition, pursuant to the employment agreement, the Company awarded Mr. Ohlendorf 75,980 shares of Common Stock on January 5, 2001, which shares are "restricted stock" under the Company's 1995 Plan and, as such, are subject to being forfeited to the Company if the executive's employment with the Company terminates under certain circumstances prior to the lapsing of such restrictions, which will occur over a three-year term (subject to certain acceleration provisions). Mr. Ohlendorf is entitled to a payment equal to 36 months of his then current base salary plus annualized bonus pay during the contract term in the event of a "change of control" of the Company if his employment is thereafter terminated by the Company without "cause" or by him for "good reason." Absent a change of control, if Mr. Ohlendorf's employment is terminated by the Company "without cause" or by him for "good reason," then he is eligible to continue to receive his base salary (together with any applicable bonus) and employee benefits for a period of 18 months. Finally, the employment agreement provides that Mr. Ohlendorf will not disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of twelve months following his termination of employment except for termination by the Company without cause or by Mr. Ohlendorf for "good reason."

     Employment Agreement with Andrea L. Peck. In June 2001, the Company entered into a post-employment compensation agreement with Andrea Peck. Pursuant to the agreement, Ms. Peck serves the Company as Senior Vice President of Employee Services. The agreement remains in effect until the modification of the agreement or until the expiration of the term of post-employment payments contemplated by the agreement. The agreement provides that Ms. Peck shall receive an annual base salary of not less than $210,000, to be reviewed periodically by the Company's Board of Directors, Chief Operating Officer or Chief Financial Officer. If Ms. Peck's employment is terminated due to a reduction in work force and the Company does not offer her another position of comparable employment, then the Company agrees to continue to pay Ms. Peck's base salary for a 52-week period following termination. Pursuant to the agreement, Ms. Peck has agreed not to disclose certain proprietary information belonging to the Company or otherwise compete with the Company for a period of 52 weeks following her termination of employment.

1995 INCENTIVE COMPENSATION PLAN

     The 1995 Plan provides key employees (who may also be directors) of the Company and its subsidiaries performance incentives and also provides a means of encouraging stock ownership in the Company by such persons. Under the 1995 Plan, key employees of the Company or its affiliates are eligible to receive stock options to purchase shares of, and grants of shares of "restricted stock" of, the Company's Common Stock. The 1995 Plan currently allows a maximum number of shares to be subject to options and restricted stock awards of 2,500,000. Options and restricted stock awards are granted under the 1995 Plan on the basis of the optionee's contribution to the Company, and no option may exceed a term of ten years. Options granted under the 1995 Plan may be either incentive stock options or options that do not qualify as incentive stock options. The Company's Compensation Committee is authorized to designate the recipients of options and restricted stock grants, the dates of grants, the number of shares subject to options or grants, the option price, the terms of payment on exercise of the options, the vesting and restriction provisions and the time during which the options may be exercised. The price of incentive stock options granted under the 1995 Plan cannot be less than the fair market value of the shares at the time the options are granted.

     In addition, in connection with the 1997 merger of the Company and Sterling House Corporation, the Company assumed options to acquire shares of the Common Stock of Sterling (the "Assumed Options"), and (as of April 10, 2001) the Assumed Options represented options to acquire an aggregate of 48,994 shares of Common Stock.

     Including the Assumed Options and non-plan options, as of March 29, 2002, options to purchase an aggregate of 1,198,017 shares of Common Stock were granted and outstanding at a weighted average exercise price of $7.61 per share, of which options to purchase 864,684 shares were exercisable at such date.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, as it was comprised during 2001, has furnished the following report on the Company's executive compensation program. The report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and the basis on which compensation is determined for the Company's Chief Executive Officer and the other executive officers.

COMPENSATION PHILOSOPHY

     In general, the compensation policies adopted by the Compensation Committee are designed to attract and retain executives capable of leading the Company to meet its business objectives. Each year, the Compensation Committee reviews the performance of the Company and compares such performance to specified internal and external performance standards. The Compensation Committee has developed the following compensation guidelines as the principles upon which compensation decisions are made:

     - Provide incentives to increase corporate performance, improve cash flow and complete the Company's financial and operational restructuring; and

     - Provide a competitive total compensation package that enables the Company to attract, motivate and retain key executives. In general, the Committee seeks to maintain compensation at least at the median compensation provided by its peer group competitors.

EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation program is comprised of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of awards of stock options and incentive bonuses.

     Base Salary. Subject to the terms of the employment agreements, base salaries for the Company's executive officers are approved annually with the objective that the salaries be generally consistent with median salary rates for comparable positions in companies of similar size within the healthcare and/or assisted living industries. Among others, the companies included in the peer index in the stock performance graph below are included in this salary survey data. An evaluation of competitive base salary levels must take into account the extent to which compensation paid by various companies is weighted between base salary and incentive compensation. Individual performance over time is also taken into account in determining base salaries. The base salary rate of the Company's executive officers (other than the Chief Executive Officer) are reviewed and approved by the Compensation Committee based on recommendations made by the Chief Executive Officer and on industry salary information.

     Incentive Bonuses. To date, the Company has not adopted a formal incentive bonus plan, but the Compensation Committee has recommended that the Company's executive officers receive cash bonuses in prior years based on the Company's overall performance, with the amount awarded to each executive based on the Compensation Committee's evaluation of each such executive's performance and relative contribution. In addition, those executive officers subject to employment agreements with the Company receive bonuses pursuant to the terms of such agreements, most of which provide for the payment of bonuses at the discretion of the Board if certain targeted earnings or cash flow is achieved. Based on the Company's performance, the Compensation Committee recommends to the Board the payment of bonuses to such executives consistent with such agreements. Incentive bonuses paid to the Named Executives applicable to 2001 were based largely on each executive's performance in comparison to pre-established goals and objectives. These goals and objectives were established at the beginning of 2001 and measured performance in various areas including cash flow improvement, progress on asset sales, and improvement in customer and employee satisfaction. The Company intends to continue to use such goal and objective based incentive compensation arrangements in 2002.

     Stock Options. The Compensation Committee has periodically granted the Chief Executive Officer and the executive officers stock options under the 1995 Plan. The options are granted based on the optionee's contribution to the Company. Due to the uncertain value of the Company's equity securities until completion of the Company's pending restructuring, with the exception of stock options granted pursuant to employment agreements, the Compensation Committee has not elected to award any option grants to the Named Executives relating to 2001 performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Until Patrick F. Kennedy was elected Chief Executive Officer in November 2001, the Company did not have a Chief Executive Officer during 2001. Steven L. Vick served as President and Chief Operating Officer of Alterra during 2001, and as such was the senior executive officer of the Company until Mr. Kennedy was elected Chief Executive Officer in November 2001. During 2001, Mr. Vick was compensated pursuant to the terms of his employment agreement, which was entered into as of November 1, 2000. This agreement provided that Mr. Vick's base salary in 2001 was to be no less than $350,000 and that he was to be entitled to an incentive bonus based on an incentive compensation program approved by the Compensation Committee. In connection with Mr. Vick's resignation from the Company on February 15, 2002, the Company and Mr. Vick entered into a separation agreement pursuant to which Mr. Vick was awarded an incentive bonus for 2001 in the amount of $150,000.

     Mr. Kennedy does not receive any compensation from the Company for his services as an executive officer of Alterra. His services to Alterra are provided pursuant to the terms of the Holiday Consulting Agreement, which was originally entered into as of November 1, 2001. See "Consulting and Employment Agreements."

                                          Submitted by the Compensation
                                          Committee
                                          (as it was comprised during 2001)
                                          Robert Haveman, Chairman
                                          Timothy J. Buchanan
                                          Ronald G. Geary
                                          William G. Petty, Jr.

     Pursuant to Securities and Exchange Commission ("SEC") regulations, this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act").

                             AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of Timothy J. Buchanan, Gene E. Burleson and William G. Petty, Jr., none of whom are officers of the Company.

     Pursuant to the rules of the American Stock Exchange (AMEX) regarding the composition of audit committees, AMEX-listed companies are required to have an audit committee comprised of at least three members, each of whom is able to read and understand fundamental financial statements, as well as at least one member of the audit committee that has past employment experience in finance or accounting, professional certification in accounting or any other comparable experience which results in the individual's financial sophistication, including service as a chief executive officer, chief financial officer or other senior officer position with financial oversight responsibilities. The Board of Alterra has determined that the Company's Audit Committee, as currently comprised, meet these standards.

     The AMEX rules also require that all members of an AMEX-listed company's audit committee be "independent directors," as defined in the AMEX rule, although the AMEX rules do permit one member of the audit committee who is not independent in circumstances in which the company's board determines that the inclusion of such member is in the best interest of the company. The Board of Alterra has determined that each of Messrs. Burleson and Petty are independent directors, as defined by the AMEX rules. In light of the fact that Mr. Buchanan was employed by the Company within the past three years (Mr. Buchanan was an employee of the Company until October 2000), he is not an independent director under the AMEX rule. The Alterra Board has determined, however, that it is nonetheless in the best interest of the Corporation and its stockholders for Mr. Buchanan to serve on the Audit Committee in light of his experience as the chief executive officer of Sterling House Corporation, a publicly-owned assisted living company, prior to its merger with the Company in 1997, and his status as a significant holder of Common Stock of the Company. The Board does not believe that Mr. Buchanan's prior employment by the Company creates any impairment of his independence in serving as a member of the Audit Committee.

     The Board of Directors has adopted a written charter for the Audit Committee, which is included as an Appendix to this Proxy Statement. Management is responsible for the Corporation's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.


     In this context, the Committee has met and held discussions with management and the independent accountants. Management represented to the Committee that the Corporation's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), including a discussion of significant accounting policies.


     KPMG LLP, the Corporation's independent accountants, also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

     Based on the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                          Submitted by the Audit Committee
                                          Timothy J. Buchanan
                                          Gene E. Burleson
                                          William G. Petty

     Pursuant to SEC regulations, this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return from an investment in the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and two indices comprised of self-constructed peer groups of companies. The graph assumes the investment of $100 in the Company's Common Stock on December 31, 1996. The graph also assumes investments on the same date of $100 each in the S&P 500 Index and the companies comprising the two peer group indices. The cumulative total return assumes the reinvestment of dividends.

     The old peer group index is based on the total return for investments in the common stock of ARV Assisted Living, Inc., Assisted Living Concepts, Inc., CareMatrix Corporation, Emeritus Corporation and Sunrise Assisting Living, Inc. The new peer group index is based on the total return for investments in the common stock of American Retirement Corporation, ARV Assisted Living, Inc., Capital Senior Living, Emeritus Corporation and Sunrise Assisted Living, Inc. Assisted Living Concepts, Inc. and CareMatrix Corporation were both excluded from the new peer group as a result of having filed for bankruptcy. In future years, we intend to substitute the new peer group index for the old peer group index.

                       [ALTERRA HEALTHCARE CORP GRAPH]

                                                                                     CUMULATIVE TOTAL RETURN
                                                              ---------------------------------------------------------------------
                                                              8/6/96    9/96    12/96     3/97     6/97     9/97    12/97     3/98
ALTERRA HEALTHCARE CORPORATION                                100.00   107.69   110.58   125.00   172.60   186.54   227.40   254.71
S & P 500                                                     100.00   107.86   116.85   119.98   140.93   151.48   155.83   177.57
NEW PEER GROUP                                                100.00   110.05   101.69    97.63   119.95   127.14   142.01   150.41
OLD PEER GROUP                                                100.00   109.97   100.93   106.83   134.88   140.02   160.03   163.42

                                                                                     CUMULATIVE TOTAL RETURN
                                                              ---------------------------------------------------------------------
                                                               6/98     9/98    12/98     3/99     6/99     9/99    12/99     3/00
ALTERRA HEALTHCARE CORPORATION                                207.69   205.77   261.54   153.85   105.77    68.27    63.95    30.77
S & P 500                                                     183.43   165.18   200.36   210.34   225.17   211.11   242.53   248.09
NEW PEER GROUP                                                122.21   108.26   140.45   114.78   100.31    76.04    46.98    42.37
OLD PEER GROUP                                                135.46   119.05   162.22   128.10    98.20    67.47    37.22    32.50

                                                                                CUMULATIVE TOTAL RETURN
                                                              ------------------------------------------------------------
                                                               6/00     9/00    12/00     3/01     6/01     9/01    12/01
ALTERRA HEALTHCARE CORPORATION                                 15.38    16.35     7.69     3.92     1.69     1.38     0.85
S & P 500                                                     241.50   239.16   220.44   194.31   205.68   175.49   194.24
NEW PEER GROUP                                                 45.50    48.37    50.15    41.82    53.70    52.89    58.97
OLD PEER GROUP                                                 39.54    43.79    48.52    38.41    53.28    52.21    58.61

     Pursuant to SEC regulations, this performance graph is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In November 2001, the Company entered into a Consulting Services Agreement with Holiday Consulting, an affiliate of Holiday Retirement Corp. Pursuant to the Consulting Services Agreement, Holiday Consulting is providing management and consulting services to the Company, including the services of Patrick F. Kennedy, the Company's Chief Executive Officer and President, as well as consulting and advisory services provided by other Holiday Consulting personnel. The terms of this agreement are summarized under the caption "Executive Compensation -- Consulting and Employment Agreements." Mr. Kennedy and William Colson, a director of Alterra, are each executive officers, directors and stockholders of Holiday Retirement Corp. During 2001, $120,000 of consulting fees were paid to Holiday pursuant to this agreement.

     In the past, the Company has retained a construction management/development firm active in the Pennsylvania, New Jersey and Delaware markets to assist the Company in developing new residences in these markets. Anthony R. Geonnotti, Jr., a Senior Vice President of the Company, is the President of this firm and owns approximately 5% of the firm. Mr. Geonnotti's wife owns approximately 30% of this firm. Development and construction expenditures, including construction management fees, paid by the Company to this firm during 2001 were $1.4 million.

     On March 5, 2001, the Company closed on a $7.5 million Bridge Loan provided by RDVEPCO, Holiday, HBK Master Fund and Toronto Dominion. The Bridge Loan has a six-month term and bears interest at an escalating interest rate, commencing at 10% per annum for the first three months, 11% per annum for the next three months and, if the maturity of the Bridge Loan is extended, escalating by one-half of one percent for each month thereafter. The Bridge Loan is secured by first mortgages on two residences in construction, three vacant residences held for disposition and several parcels of raw land.

     At the Company's option, the six-month term of the Bridge Loan was extended by an additional six months whereupon the Bridge Loan became convertible into convertible subordinated debentures of the Company having rights and terms substantially similar to the Company's Series B Debentures, but having a conversion price equal to $75 per share of Series B Stock (a Common Stock equivalent price of $0.75 per share). Pursuant to the agreements with the bridge lenders, the bridge lenders will be entitled to participate in any transaction involving the issuance by the Company of equity or equity-linked securities during the term of the Bridge Loan. In April 2002, the Bridge Loan was amended to fix the annual interest rate at 9% and to extend the maturity date to January 5, 2003

     As an inducement to make the Bridge Loan, the Company issued the bridge lenders warrants to purchase an aggregate of 60,000 shares of a newly designated class of the Company's preferred stock, the Series B-1 Non-Voting Participating Preferred Stock (the "Series B-1 Preferred Stock"), having rights and terms substantially similar to the Company's Series B preferred stock. Like the Series B preferred stock, each share of the Series B-1 Preferred Stock underlying the warrants has rights, other than voting rights, substantially similar to 100 shares of Common Stock of the Company. The five-year warrants are exercisable at a price of $75 per share for 20,000 shares of the Series B-1 Preferred Stock, $100 per share for 20,000 shares of the Series B-1 Preferred Stock and $125 per share for 20,000 shares of the Series B-1 Preferred Stock. Pursuant to the anti-dilution provisions operative in the $229.5 million of outstanding PIK Debentures and Series A Stock originally issued in the Equity Transaction, as a result of the issuance of these warrants and the Bridge Loan becoming convertible into convertible subordinated debentures due to the extension of the term of this Bridge Loan, effective as of December 31, 2001, the effective conversion price for these debentures and the Series A Stock decreased from $4.00 to $2.68 per share of Common Stock for the Series A and Series C Debentures and the Series A Stock and from $400 to $268 per share of Series B preferred stock for the Series B Debentures. The actual conversion price for the Series A and C Debentures and the Series A stock remains at $4.00 per share and for the Series B Debentures remains at $400 per share; however, upon conversion of these convertible securities the holder thereof will now also receive shares of Series B-1 Preferred Stock, in addition to Common Stock, in such amounts as to provide such holder an equity interest in the Company as though the conversion price for the Series A and C Debentures and Series A Stock on the one hand, and the Series B Debentures on the other hand, were decreased to $2.68 and $268 per share, respectively.

                            INDEPENDENT ACCOUNTANTS

     KPMG LLP has been the independent accounting firm that audits the financial statements of the Company since 1993. Representatives of KPMG LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     In addition to performing the audit of the Company's consolidated financial statements, KPMG LLP provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

- Audit and review of the Company's 2001 consolidated
  financial statements (including quarterly reports)........  $289,000.00
- All other services........................................  $110,000.00

     "All other services" includes (i) tax planning and the preparation of tax returns of the Company and its subsidiaries; (ii) evaluation of the Company's ability to utilize net operating loss carry forwards in future periods; (iii) advice regarding tax and financial reporting issues in connection with the Company's ongoing restructuring activities; and (iv) evaluating the effects of various accounting issues and changes in professional standards. KPMG LLP did not provide any services related to financial information systems design and implementation during 2001.

     The Audit Committee has reviewed the services provided by KPMG LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP.

     Based upon the approval of the Audit Committee, the Company has appointed KPMG LLP to audit the 2002 financial statements.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers, and persons who own beneficially more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of such securities of the Company. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with during 2001.

                                 ANNUAL REPORT

     The Company's 2001 Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report is not a part of the proxy soliciting material. Additional copies of such Annual Report, which constitutes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission (exclusive of documents incorporated by reference), are available without charge to stockholders upon written request to the Company, Attention: Mark W. Ohlendorf, 10000 Innovation Drive, Milwaukee, Wisconsin 53226.

                                 OTHER MATTERS

     The Board does not know of any other matters which may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company no later than March 1, 2003, in order to be included in the proxy statement and proxy relating to that annual meeting.

     Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

                                          By Order of the Board of Directors,

                                          /s/ Mark W. Ohlendorf
                                          Mark W. Ohlendorf
                                          Secretary

Milwaukee, Wisconsin

April 30, 2002

                                                                      APPENDIX A


                         ALTERRA HEALTHCARE CORPORATION

                            AUDIT COMMITTEE CHARTER
                          ADOPTED AS OF JUNE 12, 2000
                             ---------------------

                                   ARTICLE I.

                                    PURPOSE

     The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the accounting and reporting practices of the corporation. The audit committee's primary responsibilities are to serve as an independent and objective party to review the corporation's auditing, accounting and financial reporting processes. The audit committee will primarily fulfill these responsibilities by carrying out the activities enumerated in
ARTICLE V of this charter.

                                  ARTICLE II.

                     RELATIONSHIP WITH THE OUTSIDE AUDITORS

     The corporation's outside auditor is ultimately accountable to the board of directors and the audit committee. The board of directors has the ultimate authority and responsibility to select, evaluate and replace the outside auditors.

     Management is responsible for preparing the corporation's financial statements. The corporation's outside auditors are responsible for auditing the financial statements. The activities of the audit committee are in no way designed to supersede or alter these traditional responsibilities.

     The corporation's outside auditors and management have more available time and information about the corporation than does the audit committee. Accordingly, the audit committee's role does not provide any special assurances with regard to the corporation's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the outside auditors.

                                  ARTICLE III.

                                  COMPOSITION

     The audit committee shall be comprised of three or more directors as determined by the board. The board of directors shall also designate (or, if not designated by the Board as a whole, the audit committee may elect) a chairperson of the audit committee. Each member of the audit committee shall have no relationship that might, in the opinion of the board of directors, interfere with the exercise of his or her independent judgment. The members of the audit committee shall satisfy at all times the requirements for audit committee membership of any exchange on which the corporation's securities are listed or of any applicable law (this provision being applicable with respect to the AMEX audit committee membership requirements announced in the AMEX Bulletin dated January 21, 2000, effective as of June 14, 2001). The board of directors shall determine, in its business judgment, whether the members of the audit committee satisfy all such requirements.

                                  ARTICLE IV.

                                    MEETINGS

     The audit committee shall meet regularly and as circumstances dictate. Regular meetings of the audit committee may be held without notice at such time and at such place as shall from time to time be determined by the chairperson of the audit committee, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the corporation. Special meetings of the audit committee may be called by or at the request of any member of the audit committee, any of the corporation's executive officers, the secretary, the controller or the outside auditors, in each case on at least twenty-four hours notice to each member.

     As a general rule, the audit committee shall meet on a quarterly basis so as to facilitate its review of quarterly and annual financial statements of the corporation prior to their inclusion in reports to be filed with the Securities and Exchange Commission.

     If the board of directors, management or the outside auditors desire to discuss matters in private, the audit committee shall meet in private with such person or group.

     A majority of the audit committee members shall constitute a quorum for the transaction of the audit committee's business. Unless otherwise required by applicable law, the corporation's charter or bylaws or the board of directors, the audit committee shall act upon the vote or consent of a majority of its members at a duly called meeting at which a quorum is present. Any action of the audit committee may be taken by a written instrument signed by all of the members of the audit committee. Meetings of the audit committee may be held at such place or places as the audit committee shall determine or as may be specified or fixed in the respective notices or waivers of a meetings. Members of the audit committee may participate in audit committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings


                                   ARTICLE V.


                              SPECIFIC ACTIVITIES

     Without limiting the audit committee's authority, the audit committee shall carry out the following specific activities.

SECTION 5.1 REVIEW OF DOCUMENTS AND REPORTS

     (a) Review and reassess this charter at least annually.

     (b) Review with management and the outside auditors the corporation's Annual Reports on Form 10-K, including the corporation's year end financial statements, before its filing with the Securities and Exchange Commission. Consider whether the information contained in the Annual Reports on Form 10-K is adequate and consistent with the members' knowledge about the corporation and its operations. Recommend that the audited financial statements be included in the Annual Report on Form 10-K.

     (c) Review with management and the outside auditors the corporation's quarterly financial statements to be included in the corporation's Quarterly Reports on Form 10-Q prior to their filing with the Securities and Exchange Commission.

SECTION 5.2 OUTSIDE AUDITORS

     (a) Approve, acting on behalf of the board of directors, the selection of the outside auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the outside auditors. The audit committee shall receive from the outside auditors the written disclosures required by generally accepted auditing standards. On an annual basis, the audit committee shall require the outside auditors to provide the audit committee with a written statement delineating all relationships between the outside auditors and the corporation. The audit committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor. The audit committee shall recommend that the board of directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

     (b) Review with the outside auditors prior to the annual audit the scope and approach of the annual audit and after the annual audit, the results of such audit.

     (c) Request that the outside auditors inform the audit committee of any fraud, illegal acts or deficiencies in internal control of which they become aware and communicate certain required matters to the audit committee.

     (d) Review with the outside auditors their performance and recommend to the board of directors any proposed discharge of the outside auditors when circumstances warrant.

     (e) Direct and supervise special audit inquiries by the outside auditors as the board of directors or the audit committee may request.


SECTION 5.3 FINANCIAL REPORTING PROCESSES


     (a) Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncements, and understand their impact on the corporation's financial statements.

SECTION 5.4 PROCESS IMPROVEMENT

     (a) Request that significant findings and recommendations made by the outside auditors are received by the audit committee on a timely basis and, upon receipt of such findings or recommendations, discuss such findings or recommendations with management on a timely basis.

     (b) Review any significant disagreement among management and the outside auditors in connection with the execution of the annual audit or the preparation of the financial statements.

SECTION 5.5 REPORTING RESPONSIBILITIES

     (a) Regularly update the board of directors about audit committee activities and make appropriate recommendations.

                                  ARTICLE VI.

                                 MISCELLANEOUS

     The audit committee may perform any other activities consistent with this charter, the corporation's charter and bylaws and governing law, as the audit committee or the board deems necessary or appropriate.

PROXY FOR HOLDERS OF COMMON STOCK


                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         ALTERRA HEALTHCARE CORPORATION

         The undersigned appoints Patrick F. Kennedy and Mark W. Ohlendorf, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the "Annual Meeting") of Alterra Healthcare Corporation (the "Company") to be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Thursday, May 30, 2002 at 8:00 a.m., Milwaukee time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy) that the undersigned would have if personally present at the Annual Meeting, to act in their discretion upon any other matter or matters that may properly be brought before the Annual Meeting and to appear and vote all the shares of Common Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

         This proxy may be revoked at any time prior to the voting thereof.

         UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE FOLLOWING PROPOSALS.

The Board of Directors recommends a vote FOR the following proposals:

1.       To approve the amendment to the Restated Certificate of Incorporation.

         [ ] FOR                    [ ] AGAINST                   [ ] ABSTAIN

2. To elect the following nominees as At-Large Directors of the Board of Directors of Alterra Healthcare Corporation.

         [ ] FOR all nominees                   [ ] WITHHOLD authority to vote
             (except as marked below)               for all nominees

NOMINEES: Timothy J. Buchanan, Gene E. Burleson, Ronald G. Geary and William G. Petty, Jr. AND, if Proposal No. 1 (proposed amendment to the Restated Certificate of Incorporation) is not approved by the stockholders, Patrick F. Kennedy.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that name in the space provided below.


------------------------------

                                    Signature
                                                  -----------------------------

                                    Signature if
                                    jointly held
                                                  -----------------------------

                                    Dated:                               , 2002
                                                  -----------------------

                                    PLEASE DATE AND SIGN AS NAME APPEARS HEREON.
                                    WHEN SIGNING AS EXECUTOR, ADMINISTRATOR,
                                    TRUSTEE, GUARDIAN OR ATTORNEY, PLEASE GIVE
                                    FULL TITLE AS SUCH. IF A CORPORATION, PLEASE
                                    SIGN IN FULL CORPORATE NAME BY PRESIDENT OR
                                    OTHER AUTHORIZED CORPORATE OFFICER. IF A
                                    PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME
                                    BY AUTHORIZED PERSON. JOINT OWNERS SHOULD
                                    EACH SIGN.

PROXY FOR HOLDERS OF SERIES A STOCK

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 30, 2002

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                         ALTERRA HEALTHCARE CORPORATION

         The undersigned appoints Patrick F. Kennedy and Mark W. Ohlendorf, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the "Annual Meeting") of Alterra Healthcare Corporation (the "Company") to be held at the Radisson Hotel Milwaukee West, 2303 N. Mayfair Road, Wauwatosa, Wisconsin on Thursday, May 30, 2002 at 8:00 a.m., Milwaukee time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy) that the undersigned would have if personally present at the Annual Meeting, to act in their discretion upon any other matter or matters that may properly be brought before the Annual Meeting and to appear and vote all the shares of Series A Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Annual Meeting.

         This proxy may be revoked at any time prior to the voting thereof.

         UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE FOLLOWING PROPOSALS.

The Board of Directors recommends a vote FOR the following proposals:

1.       To approve the amendment to the Restated Certificate of Incorporation.

         [ ] FOR                    [ ] AGAINST                   [ ] ABSTAIN

2. To elect the following nominees as Preferred Directors of the Board of Directors of Alterra Healthcare Corporation.

         [ ] FOR all nominees                  [ ] WITHHOLD authority to vote
             (except as marked below)              for all nominees

NOMINEES: William E. Colson, Robert Haveman and Jerry L. Tubergen AND, if proposal No. 1 (proposed amendment to the Restated Certificate of Incorporation) is not approved by the stockholders, Natalie K. Townsend.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that name in the space provided below.



------------------------------------------

                                    Signature
                                                  -----------------------------

                                    Signature if
                                    jointly held
                                                  -----------------------------

                                    Dated:                               , 2002
                                                  -----------------------

                                    PLEASE DATE AND SIGN AS NAME APPEARS HEREON.
                                    WHEN SIGNING AS EXECUTOR, ADMINISTRATOR,
                                    TRUSTEE, GUARDIAN OR ATTORNEY, PLEASE GIVE
                                    FULL TITLE AS SUCH. IF A CORPORATION, PLEASE
                                    SIGN IN FULL CORPORATE NAME BY PRESIDENT OR
                                    OTHER AUTHORIZED CORPORATE OFFICER. IF A
                                    PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME
                                    BY AUTHORIZED PERSON. JOINT OWNERS SHOULD
                                    EACH SIGN.